EXPLANATORY NOTE

This prospectus forms a part of a registration statement on Form S-1, which registration statement also constitutes Post-Effective Amendment No. 2 on Form S-1 to the registrant’s registration statement on Form S-1 (File No. 333-273029), which was declared effective on November 9, 2023 (the “November 2023 Registration Statement”), and Post-Effective Amendment No. 1 on Form S-1 to the registrant’s registration statement on Form S-1 (File No. 333-278848), which was declared effective on April 30, 2024 (together with the November 2023 Registration Statement, the “Prior Registration Statements”), and is being filed pursuant to the undertakings in Item 17 of the Prior Registration Statements to update and supplement the information contained therein, as declared effective by the Securities and Exchange Commission on November 9, 2023 and April 30, 2024, respectively.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-282722
(Pursuant to Rule 429, also
Registration No. 333-273029 and
Registration No. 333-278848)
Prospectus

Ontrak, Inc.

Up to 6,449,481 Shares of Common Stock
Underlying Outstanding Warrants

We are offering up to 6,449,481 shares of our common stock issuable upon the exercise of outstanding warrants we issued in November 2023 in a public offering pursuant to a prospectus dated November 14, 2023, which we refer to as the Public Offering Warrants.

The Public Offering Warrants have anti-dilution provisions. One of the anti-dilution provisions provides that, in the event of a stock dividend, stock split, reorganization or similar event affecting our common stock, if the average volume weighted average price of our common stock over a specified measuring period is less than the exercise price then in effect (after giving effect to the customary adjustments thereto as a result of the applicable event), then the exercise price is reduced to such average volume weighted average price, and simultaneously with such adjustment, the number of shares of common stock issuable upon exercise is increased proportionally, such that the aggregate exercise price of the applicable warrant, after taking into account the adjustment to the exercise price, will be equal to the aggregate exercise price before the adjustment to the exercise price.

We effected a 1-for-15 reverse stock split of our common stock on September 23, 2024 that triggered the adjustments under the anti-dilution provision described above, and the per share exercise price of the outstanding Public Offering Warrants was reduced to either $2.25 or $2.08, and the aggregate number of shares of common stock issuable upon exercise of outstanding Public Offering Warrants increased to 6,449,481. As of the date of this prospectus, there are Public Offering Warrants outstanding to purchase 4,966,383 shares with an exercise price of $2.08 per share and 1,483,098 shares with an exercise price of $2.25 per share, in each case, subject to further adjustment in accordance with their terms. See “Prospectus Summary —Recent Developments—Warrant Adjustments” and “Public Offering Warrants” on page 2 and 10, respectively, of this prospectus for additional information regarding the terms of the Public Offering Warrants.
Our common stock is listed on The Nasdaq Capital Market under the symbol “OTRK.” On October 28, 2024, the closing price of our common stock as reported on The Nasdaq Capital Market was $1.82 per share.
We are a “smaller reporting company” as defined under federal securities law and we have elected to comply with certain reduced public company reporting requirements available to smaller reporting companies. See the section titled “Prospectus Summary— Implications of Being a Smaller Reporting Company.”

Investing in our securities involves risks. See “Risk Factors” beginning on page 6.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 29, 2024

ABOUT THIS PROSPECTUS
We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Incorporation of Documents by Reference.” You should carefully read this prospectus as well as additional information described under “Incorporation of Documents by Reference,” before deciding to invest in our securities.
We have not authorized anyone to provide you with additional information or information different from that contained in, or incorporated by reference into, this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover page of this prospectus, or other earlier date stated in this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and future prospects may have changed since that date.
The information incorporated by reference into or provided in this prospectus may contain estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained such industry and market data from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industry in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such assumptions, projections, and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies, and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.
For investors outside the United States (“U.S.”): We have not done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for those purposes is required, other than in the U.S. Persons outside the U.S. who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside of the U.S.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. You should not place undue reliance on these forward-looking statements. All statements other than statements of historical fact in this prospectus are forward-looking statements. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, our financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. These forward-looking statements include, but are not limited to, statements concerning the following:
•    our ability to raise capital to fund our operations;
•    the proceeds of this offering;
•    the timing or success of obtaining regulatory licenses or approvals;
•    sufficiency of our working capital to fund our operations in the near and long term, which raises doubt about our ability to continue as a going concern;

i

•    infrastructure required to support operations in future periods, including the expected costs thereof;
•    estimates associated with revenue recognition, asset impairments, and cash flows;
•    variance in our estimates of future operating costs;
•    the effectiveness of our disclosure controls and our internal control over financial reporting;
•    the impact of new accounting pronouncements;
•    size and growth of our target markets; and
•    the initiation, timing, progress, and results of our research and development programs.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, without limitation:
•    We will need additional funding, and we cannot guarantee that we will find adequate sources of capital in the future.
•    We have incurred significant losses since our inception and may be unable to obtain additional funds before we achieve positive cash flows.
•    Our programs and solutions may not be as effective as we believe and may not achieve broad market acceptance and announcements of disappointing results may lead to declines in the market prices of our securities.
•    Our business currently depends upon a few large customers; during 2021, we lost two large customers; in October 2023, a large customer provided a notice of its intent to cease using our services in February 2024; in October 2024, a large customer provided notice of its intent to cease using our services after December 2024; and any further loss would have a material adverse effect on us.
•    We have $10.0 million in principal amount of secured debt outstanding, $8.0 million of which is payable upon demand of the lender at any time after August 30, 2025, and $2.0 million of which is payable on May 14, 2026. A default would have material adverse consequences to our financial condition, operating results, and business.
•    We may not be able to generate sufficient cash flow or raise adequate financing to grow or scale our business or to fund our operations.
•    Customers may not achieve the savings we expect are created by our programs and solutions, which could adversely impact our business.
•    Market acceptance of our programs and solutions depends in large part on the willingness of third party payors to cover them, which is beyond our control.
•    We may be unable to protect our intellectual property rights and we may be liable for infringing the intellectual property rights of others.
•    Ongoing healthcare legislative and regulatory reform measures may have a material adverse effect on our business and results of operations.
•    Our largest stockholder controls approximately 46% of our outstanding common stock and beneficially owns approximately 95% of our common stock, and may determine all matters presented for stockholder approval, including the election of directors, significant corporate transactions and our dissolution.
•    We are subject to ongoing litigation and may be subject to future litigation, any of which could result in substantial liabilities.
•    Our common stock may be delisted by Nasdaq.
•    The price of our common stock may be volatile.

ii

Forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of any forward-looking statement. Except as required by law, we undertake no obligation to update publicly any forward-looking statement for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.
You should read this prospectus and the documents that we reference in this prospectus and have filed with the Securities and Exchange Commission (the “SEC”) as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

iii

PROSPECTUS SUMMARY
The following summary highlights selected information about us and this offering and does not contain all of the information that you should consider before investing in this offering. You should carefully read this entire prospectus and the documents incorporated by reference into this prospectus, especially the “Risk Factors,” as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, including the accompanying notes to those statements, incorporated by reference from our most recent Annual Report on Form 10-K and our other filings with the SEC before making an investment decision. In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” “Ontrak” or “the Company” refer to Ontrak, Inc.
Company Overview
Ontrak, Inc. (“Ontrak,” “the Company,” “we,” “us” or “our”) is an AI-powered and technology-enabled behavioral healthcare company, whose mission is to help improve the health and save the lives of as many people as possible. The Company's technology-enabled platform utilizes claim-based analytics and predictive modeling to provide analytic insights throughout the delivery of its personalized care program. The Company's program predicts people whose chronic disease will improve with behavior change, recommends effective care pathways that people are willing to follow, and engages and guides them to and through the care and treatment they need. By combining predictive analytics with human engagement, we deliver improved member health and validated outcomes and savings to healthcare payors.
The Company's integrated, technology-enabled solutions are designed to provide healthcare solutions to members with behavioral conditions that cause or exacerbate chronic medical conditions such as diabetes, hypertension, coronary artery disease, chronic obstructive pulmonary disease, and congestive heart failure, which result in high medical costs. Ontrak has a unique ability to engage these members, who may not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance. Ontrak integrates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaches who address the social and environmental determinants of health. The Ontrak programs seek to improve member health and deliver validated cost savings to healthcare payors.
The Company generates revenues from the services it provides to populations insured by private health insurance programs, including employer funded programs (which the Company refers to as commercial revenue) and by government-funded health insurance programs, such as managed Medicare Advantage, managed Medicaid and dual eligible (Medicare and Medicaid) populations. The Company aims to increase the number of members that are eligible for our solutions by signing new contracts and identifying more eligible members within customers with whom the Company has existing contracts.
Corporate Information
Ontrak was incorporated in the State of Delaware on September 29, 2003. Our principal executive offices are located at 333 S. E. 2nd Avenue, Suite 2000, Miami, FL 33131 and our telephone number is (310) 444-4300. Our website address is www.ontrakhealth.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained in, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.
Implications of Being a Smaller Reporting Company
We are a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To the extent that we continue to qualify as a smaller reporting company, we may take advantage of accommodations afforded to smaller reporting companies including: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act of 2002, so long as we also qualify as a “non-accelerated filer” as defined in the Exchange Act; (ii) scaled executive compensation disclosure requirements; and (iii) providing only two years of audited financial statements, instead of three years. We will qualify as a smaller reporting company: (i) until the fiscal year following the determination that the market value of our voting and non-voting common stock held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter, or (ii) if our annual revenues are less than $100 million during the most recently completed fiscal year, until the fiscal year following the determination that the market value of our voting and non-voting common stock held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter.

Recent Developments
Reverse Stock Split
We effected a 1-for-15 reverse stock split of our common stock at 12:01 a.m. Eastern Time on September 23, 2024, which we refer to as the September 2024 reverse split. Our common stock began trading on The Nasdaq Capital Market on a post-split basis at the open of trading on September 23, 2024. Unless otherwise indicated, the share and per share information in this prospectus reflects the effects of the September 2024 reverse split.
Nasdaq Matters
As previously reported: (i) in October 2023, we received a letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that we no longer met the minimum bid price requirement in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”); (ii) in April 2024, we received a letter from the Staff notifying us that we had not regained compliance with the Minimum Bid Price Rule by April 10, 2024 and that our common stock would be scheduled for delisting unless we timely requested a hearing before Nasdaq’s Hearings Panel (the “Panel”) to appeal the Staff’s delisting determination; (iii) we submitted a timely request for a hearing before the Panel, which stayed the suspension and delisting of our common stock pending the decision of the Panel and the expiration of any additional time granted by the Panel; and (iv) in May 2024, the Panel granted us a temporary exception until October 7, 2024 to regain compliance with the Minimum Bid Price Rule.
On October 7, 2024, we received a letter from the Nasdaq Office of General Counsel confirming that we regained compliance with the Minimum Bid Price Rule by October 7, 2024 because the closing bid price for our common stock was $1.00 or more for a minimum of 10 consecutive trading sessions. That letter also informed us that, pursuant to Nasdaq Listing Rule 5815(d)(4)(A), we will be subject to a Discretionary Panel Monitor for a period of one year from October 7, 2024, and that if, within that one-year monitoring period, we fail to maintain compliance with any continued listing requirement, the Staff will issue a Delist Determination Letter and promptly schedule a new hearing with the Panel. Notwithstanding Nasdaq Listing Rule 5810(c)(2), we will not be permitted to provide a plan of compliance to the Staff with respect to any deficiency that arises during the one-year monitoring period, and the Staff will not be permitted to grant additional time for us to regain compliance with respect to any such deficiency.
See the risk factor titled, “There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq, which could limit investors’ ability to transact in our securities and subject us to additional trading restrictions,” on page 6 of this prospectus.
Warrant Adjustments
The exercise price of the Public Offering Warrants, the warrant we issued in private placement concurrent with our November 2023 public offering (the “Private Placement Warrant”), and all the warrants we have issued and may issue in the future under the Keep Well Agreement (as defined below) (the “Keep Well Warrants”), and the number of shares of common stock issuable upon exercise thereof, are subject to adjustment upon the occurrence of specified potentially dilutive events.
For example, in addition to customary adjustments to their exercise price and the number of shares of common stock issuable upon exercise resulting from the September 2024 reverse split, in the event of a stock dividend, stock split, reorganization or similar event affecting our common stock, if the Event Market Price (as defined below) is less than the exercise price then in effect (after giving effect to the customary adjustments thereto as a result of the applicable event), then, on the 16th trading day immediately following the applicable event, the exercise price is reduced to the Event Market Price, and simultaneously with such adjustment, the number of shares of common stock issuable upon exercise is increased proportionally, such that the aggregate exercise price of the applicable warrant, after taking into account the adjustment to the exercise price, will be equal to the aggregate exercise price before the adjustment to the exercise price. “Event Market Price” means, with respect to any stock dividend, stock split, reorganization or similar event affecting our common stock, the quotient determined by dividing (x) the sum of the volume weighted average price of our common stock for each of the five lowest trading days during the 20 consecutive trading day period ending and including the trading day immediately preceding the 16th trading day after the date of such event, by (y) five.
On October 8, 2024, we and certain holders of the Public Offering Warrants entered into warrant amendments, pursuant to which, solely with respect to the September 2024 reverse split, the parties agreed to shorten the measuring period for determining the Event Market Price for the September 2024 reverse split so that it ended on the

11th trading day immediately following the September 2024 reverse split. As a result of the foregoing, the exercise price of the Public Offering Warrants of the holders that entered into the warrant amendments was reduced to $2.25 per share, which was the Event Market Price for the shortened period, and the aggregate number of shares of common stock issuable upon the unexercised portions of those warrants as of October 8, 2024 increased to 1,483,098.
With respect to the Public Offering Warrants held by parties that did not enter into the warrant amendments described above and with respect to the Private Placement Warrant and the Keep Well Warrants, the Event Market Price for the September 2024 reverse split was $2.08. As a result, the exercise price of those warrants outstanding on October 12, 2024 (which was the day immediately following the end of the measuring period for determining the Event Market Price for the September 2024 reverse split other than for the Public Offering Warrants held by parties that entered into the warrant amendments described above) was reduced to $2.08 per share and the aggregate number of shares of common stock issuable upon the unexercised portions of those warrants as of October 12, 2024 increased to 4,966,383.
From October 8, 2024 through and including October 11, 2024, in the aggregate, holders of the Public Offering Warrants that entered into the warrant amendments described above exercised their Public Offering Warrants to purchase: (1) approximately 675,000 shares of common stock, paying the exercise price therefor in cash, and (2) approximately 312,000 shares of common stock on a cashless basis, for which we issued approximately 143,000 shares. We received gross proceeds of approximately $1.5 million from the exercise of such Public Offering Warrants.
After taking into account the cashless exercises of Public Offering Warrants that occurred since October 8, 2024, the aggregate number of shares of common stock issuable upon exercise of the Public Offering Warrants, the Private Placement Warrant and the Keep Well Warrants as of the date of this prospectus is 40,059,941, consisting of warrants to purchase 38,576,843 shares with an exercise price of $2.08 per share and to purchase 1,483,098 shares with an exercise price of $2.25 per share, in each case, subject to further adjustment in accordance with their terms.
See “Public Offering Warrants” on page 10 of this prospectus for additional information regarding the adjustment provisions of the Public Offering Warrants. The adjustment provisions of the Private Placement Warrant and of the Keep Well Warrants are the same as those of the Public Offering Warrants.
Keep Well Agreement Funding
In March 2024, we and Acuitas Capital LLC (“Acuitas Capital” and together with its affiliates, “Acuitas”) entered into the Sixth Amendment (the “Sixth Amendment”) to the Master Note Purchase Agreement dated April 15, 2022 (as amended through and including the Sixth Amendment and the August 13, 2024 agreement described below, the “Keep Well Agreement”).
Under the Sixth Amendment, in April 2024, we issued and sold to Acuitas a senior secured convertible promissory note (a “Demand Note”) with a principal amount of $1.5 million, and, in Acuitas’ sole discretion, Acuitas could elect to purchase up to an additional $13.5 million in principal amount of Demand Notes, at such time and in such principal amounts as specified in the Sixth Amendment. In each of May and June 2024, we issued and sold Demand Notes with a principal amount of $1.5 million to Acuitas.
On August 13, 2024, we entered into an agreement with Acuitas pursuant to which Acuitas agreed to purchase an aggregate of $5.0 million of Demand Notes (the “Committed Demand Notes”) on or before specified dates through November 1, 2024. Under this agreement, to the extent we receive proceeds from a capital contribution or the issuance of any capital stock on or after August 13, 2024 and on or before November 1, 2024, in its sole discretion, Acuitas has the right to elect to reduce the amount of Committed Demand Notes to be purchased on a dollar-for-dollar basis (the “Offset Right”). Also, Acuitas agreed not to exercise its right to require that any amounts due under any Demand Note be paid until after August 30, 2025; except, if Acuitas has purchased all $5.0 million of the Committed Demand Notes, less any amounts not purchased pursuant to its exercise of the Offset Right, and we receive any proceeds from a capital contribution or the issuance of any capital stock after November 1, 2024, Acuitas, in its sole discretion, may require that the net proceeds therefrom be applied to pay any amounts due under the Committed Demand Notes.
As of the date of this prospectus, Acuitas has purchased $3.5 million of the $5.0 million of the Committed Demand Notes, and the aggregate principal amount of senior secured convertible promissory notes issued under the Keep Well Agreement is $10.0 million, $8.0 million of which are represented by Demand Notes and are payable upon demand of Acuitas at any time after August 30, 2025, and $2.0 million of which is payable on May 14, 2026, unless it becomes due and payable in full earlier, whether by acceleration or otherwise. If Acuitas were to demand that all or a significant portion of the Demand Notes be paid in August 2025, we may not have sufficient funds to repay the amounts due, which would have a material adverse effect on our business and raise substantial doubt about our ability to continue as a going concern. See, “Risk Factors —We may need additional funding, and we cannot guarantee that we will find adequate sources of capital in the future,” below.

Customer Notifications
On October 2, 2024, we were notified by a health plan customer of its intent not to continue using our services after December 2024. For the six months ended June 30, 2024, we billed this customer approximately $3.2 million, representing 62% of our revenue for the six months ended June 30, 2024. As of October 7, 2024, we have 1,198 enrolled members from this health plan customer. With our remaining customers under contract, we expect our annual revenues to be in the range of $9 million to $11 million.
As of October 7, 2024, we have five active prospects, including two existing customer considering expanding utilization of our services, that are in the late stage of our sales cycle, meaning we have presented our product portfolio and the prospect agreed to proceed to review financial and other contractual terms. While we do not have any commitments, we believe we can execute agreements with these prospects during the quarter ended December 31, 2024. These five active prospects have a combined estimated effective outreach pool of approximately 10,000 for our WholeHealth+ program, 26,000 lives for our Ontrak Engage program and 130,000 lives for our Ontrak Quality and in aggregate could result in an estimated annual revenue opportunity of $13 million to $15 million.
In addition to the five prospects described above, as of October 7, 2024, we have 20 additional active prospects representing approximately 20 million plan lives.
In October 2023, we were notified by a health plan customer of its intent not to continue using our services after February 2024. The customer advised us to cease enrollment of any new members from that customer immediately. The customer also informed us that the notification was related to the customer’s change in strategy and not reflective of the performance or value of our services. For the year ended December 31, 2023, we billed this customer approximately $4.3 million, representing 33.8% of our total revenue.
See the risk factor titled “A substantial percentage of our revenues are attributable to a few large customers, any or all of which may terminate our services at any time,” in Item 1A of Part I of our annual report on Form 10-K for the year ended December 31, 2023 (the “2023 10-K”).
9.50% Series A Cumulative Perpetual Preferred Stock
In November 2023, Nasdaq removed our Series A Preferred Stock from listing and registration on The Nasdaq Stock Market due to non-compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5555(a)(1). Our Series A Preferred Stock currently trades in the over-the-counter OTC Markets system.
Under the terms of the certificate of designation establishing our Series A Preferred Stock, if dividends on our Series A Preferred have not been paid in an aggregate amount equal to the equivalent of at least six or more quarterly dividends (whether consecutive or not), the number of directors constituting our board of directors will be increased by two, and the holders of our Series A Preferred Stock, will have the right, voting separately as a single class, to fill such newly created directorships (and to fill any vacancies in the terms of such directorships). Dividends on our Series A Preferred Stock are payable every February 28, May 30, August 31, and November 30. We have not paid the dividends on our Series A Preferred Stock since February 2022 and the director election right described above commenced on August 31, 2023.

THE OFFERING

Common stock offered by us
Up to 6,449,481 shares of common stock issuable upon the exercise of the Public Offering Warrants we issued pursuant to a prospectus dated November 14, 2023. See “Public Offering Warrants” on page 10 of this prospectus.

Common stock outstanding prior this offering(1)	4,217,842 shares

Common stock outstanding after this offering(1)	10,667,323 shares

Use of proceeds	Assuming the exercise of all the Public Offering Warrants at their current exercise price and that the exercise price is paid in cash, we will receive proceeds of $13.7 million.

Risk factors	See “Risk Factors” on page 6 and other information incorporated by reference into this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq Capital Market symbol	Our common stock is listed under the symbol “OTRK.”
______________
(1) The number of shares of common stock outstanding after this offering is based on 4,217,842 shares of common stock outstanding as of October 11, 2024, assumes the exercise of all the Public Offering Warrants outstanding as of such date and that the exercise price is paid in cash, and excludes:
•935,150 shares of common stock reserved for future issuance under our equity incentive plans as of October 11, 2024;
•4,039,659 shares of common stock issuable upon exercise of outstanding stock options as of October 11, 2024 at a weighted average exercise price of $4.37 per share;
•3,915 shares of common stock issuable upon settlement of outstanding restricted stock units as of October 11, 2024;
•6,058,036 shares of common stock issuable upon conversion of the principal and accrued interest on secured convertible promissory notes held by Acuitas outstanding as of October 11, 2024;
•6,058,036 shares of common stock issuable exercise of warrants that would be issued to Acuitas upon conversion of outstanding promissory notes described above;
•41,366,503 shares of common stock issuable upon exercise of outstanding warrants as of October 11, 2024, including 1,299,575 shares of common stock issuable upon the exercise of pre-funded warrants issued in a private placement to Acuitas on November 14, 2023 at an exercise price of $0.0014 per share; and
•33,932 shares of common stock issuable upon exchange of all the outstanding shares of the Series A Preferred Stock as of October 11, 2024, assuming an exchange rate of 0.009 shares of common stock per share of Series A Preferred Stock.
Except as otherwise indicated, all information in this prospectus reflects and assumes no issuance of the shares of common stock described in the list above.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risk factors discussed below and under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by our subsequent quarterly reports on Form 10-Q and other reports and documents that are incorporated by reference into this prospectus, before deciding whether to purchase any of our common stock in this offering. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business, prospects, financial condition, and/or operating results. The occurrence of any known or unknown risks might cause you to lose all or part of your investment in our securities.
Risks Related to this Offering and Our Common Stock
We have broad discretion in the use of the proceeds from this offering and may not use them effectively.
Our management will have broad discretion in the application of the proceeds from this offering, including for any of the currently intended purposes described in the section entitled “Use of Proceeds.” Because of the number and variability of factors that will determine our use of the proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management may not apply the proceeds from this offering in ways that ultimately increase the value of any investment in our common stock or enhance stockholder value. The failure by our management to apply the proceeds from this offering effectively could harm our business. Pending their use, we may invest the proceeds from this offering in marketable securities, short-term interest-bearing investment-grade securities, certificates of deposit or government securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply our cash in ways that enhance stockholder value, we may fail to achieve expected financial results, which may result in a decline in the price of our shares of common stock, and, therefore, may negatively impact our ability to raise capital, invest in or expand our business, or continue our operations.
There can be no assurance that we will be able to comply with the continued listing standards of Nasdaq, which could limit investors’ ability to transact in our securities and subject us to additional trading restrictions.
Our common stock is listed on The Nasdaq Capital Market under the symbol “OTRK.” We are required to satisfy continued listing requirements to maintain our listing, including requirements commonly referred to as the minimum bid price rule and either the stockholders’ equity rule or the market value of listed securities rule. The minimum bid price rule requires that the closing bid price of our common stock be at least $1.00 per share, and the stockholders’ equity rule requires that our stockholders' equity be at least $2.5 million, or, alternatively, that the market value of our listed securities be at least $35 million or that we have net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the three most recently completed fiscal years.
We were not in compliance with the minimum bid price rule from October 2023 until October 7, 2024, with the stockholders' equity rule from August 2023 until November 2023, and with the minimum bid price rule from September 2022 until August 2023. Although we regained compliance with the applicable rule in each instance, there can be no assurance that we will continue to satisfy those or any other continued listing requirement and maintain the listing of our common stock on Nasdaq.
When Nasdaq confirmed that we regained compliance with the minimum bid price rule on October 7, 2024, Nasdaq also informed us that, pursuant to Nasdaq Listing Rule 5815(d)(4)(A), we will be subject to a Discretionary Panel Monitor for a period of one year from October 7, 2024, and that if, within that one-year period, we fail to maintain compliance with any continued listing requirement, the Listing Qualifications Department will issue a Delist Determination Letter and promptly schedule a new hearing with Nasdaq’s Hearings Panel. Notwithstanding Nasdaq Listing Rule 5810(c)(2), we will not be permitted to provide a plan of compliance to the Listing Qualifications Department with respect to any deficiency that arises during the one-year monitoring period, and the Listing Qualifications Department will not be permitted to grant additional time for us to regain compliance with respect to any such deficiency.
In addition to the specified criteria for continued listing, Nasdaq also has broad discretionary public interest authority that it can exercise to apply additional or more stringent criteria for continued listing on the Nasdaq. Nasdaq has exercised this discretionary authority in the past. As of the date of this prospectus, Acuitas is our largest stockholder and the aggregate principal amount we borrowed under the Keep Well Agreement, plus all accrued and unpaid interest thereon, is approximately $10.9 million. Mr. Peizer, our former Chief executive officer and chairman of our board of directors, owns and controls Acuitas and, on March 1, 2023, the DOJ announced charges and the SEC filed a civil complaint against Mr. Peizer alleging unlawful insider trading in our stock. Neither the Company nor any other current or former director or employee of the Company were charged by the DOJ or sued by the SEC. On June 21, 2024, a federal jury convicted Mr. Peizer of one count of securities fraud and two counts of insider trading. He is scheduled to be sentenced in February 2025. No assurances can be given that Nasdaq will not exercise its discretionary public interest authority to delist our common stock due to public interest concerns related to Acuitas’ ownership of our common stock or its relationship to us under the Keep Well Agreement.
In connection with (a) our November 2023 public offering and concurrent private placement and the securities issuable in connection with the conversion of the senior secured convertible notes completed before the closing thereof and (b) the Sixth Amendment, we submitted listing of additional shares applications to Nasdaq in accordance with Nasdaq listing rules. Current Nasdaq practice is not to accept or reject listing of additional shares applications before the closing of a public or private offering. We believe that the issuances of securities in the November 2023 public offering and concurrent private placement, in connection with the conversion of the senior secured convertible notes completed before the closing thereof, and in connection with the Sixth Amendment are all compliant with Nasdaq listing rules. However, Nasdaq could assert that as a result of one or more of these securities issuances, we are not in compliance with Nasdaq listing rules. For example, Nasdaq could assert that the exercise price reset and share adjustment provisions in the Public Offering Warrants, in the Private Placement Warrant, in the Keep Well Warrants mandate a delisting determination unless such provisions are modified. Should that occur, we would need to obtain (1) with respect to the Public Offering Warrants, the consent of the holders of Public Offering Warrants representing at least a majority of the shares of common stock underlying the Public Offering Warrants then outstanding and each investor in the November 2023 public offering who purchased at least $1.75 million of securities at the closing of the offering, and (2) with respect to the Private Placement Warrant and the New Keep Well Warrants, the consent of Acuitas, for any modifications. The failure to obtain such consent(s) could result in the delisting of our common stock.

If our common stock is delisted by Nasdaq, and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, then we could face significant material adverse consequences, including: (a) less liquid trading market for our securities; (b) more limited market quotations for our securities; (c) determination that our common stock is a “penny stock” that requires brokers to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our securities; (d) more limited research coverage by stock analysts; (e) loss of reputation; and (f) more difficult and more expensive equity financings in the future.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If our common stock remains listed on Nasdaq, our common stock will be covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. If our securities were no longer listed on Nasdaq and therefore not “covered securities,” we would be subject to regulation in each state in which we offer our securities.
Acuitas Group Holdings, LLC owns approximately 46% of our outstanding common stock and beneficially owns approximately 95% of our outstanding common stock, and as a result of such ownership has the ability to substantially influence the election of directors and other matters submitted to stockholders.
As of October 11, 2024, approximately 1.9 million shares of our outstanding common stock were owned by, and approximately 48.0 million shares of our common stock were beneficially owned by, Acuitas Group Holdings, LLC, an entity indirectly wholly owned and controlled by Mr. Peizer, which represents the ownership of approximately 46% of our outstanding common stock and the beneficial ownership of approximately 95% of our common stock. The foregoing number of shares beneficially owned by Acuitas Group Holdings, LLC and the corresponding percentage assumes the conversion of $10.0 million of the outstanding senior secured convertible notes at a conversion price of $1.80 per share (with any accrued interest paid in cash) and includes approximately 5.6 million shares of common stock issuable upon exercise of warrants that would be issued upon conversion of such senior secured convertible notes. As a result, Acuitas has and is expected to continue to have the ability to significantly influence the election of our Board of Directors and the outcome of all other matters submitted to our stockholders. Acuitas’ interest may not always coincide with our interests or the interests of other stockholders, and Acuitas may act in a manner that advances its best interests and not necessarily those of other stockholders. One consequence to this substantial influence or control is that it may be difficult for investors to remove our management. It could also deter unsolicited takeovers, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.
Certain of our warrants contain price protection in the form of anti-dilution provisions that could harm trading in our common stock and make it difficult for us to obtain additional financing.
The Public Offering Warrants, the Private Placement Warrant and the Keep Well Warrants have price-based anti-dilution provisions. Under these anti-dilution provisions, subject to certain limited exceptions, (a) the exercise price of these warrants will be reduced each time we issue or sell (or are deemed to issue or sell) any securities for a consideration per share less than a price equal to their exercise price in effect immediately prior to such issuance or sale (or deemed issuance or sale), (b) on May 14, 2026, the exercise price of these warrants will be reduced to the greater of (i) $2.376 per share and (ii) the lesser of (x) the then exercise price and (y) the lowest volume weighted average price of our common stock on any trading day during the five trading day period immediately before May 14, 2026, (c) if at any time prior to June 20, 2027, we grant, issue or sell (or enter into any agreement to grant, issue or sell) any shares of common stock, non-convertible indebtedness and/or common stock equivalents to Acuitas that results in a reduction of the exercise price in accordance with the terms of these warrants, or we consummate (or enter into any agreement with respect to) any other financing with Acuitas and the exercise price of these warrants is greater than the lowest volume weighted average price of our common stock on any trading day during the five trading day period immediately following the public announcement of such transaction with Acuitas, then the exercise price of these warrants will be reduced to the lowest volume weighted average price on any trading day during such five trading day period, and (d) if we issue, sell or enter into any agreement to issue or sell securities at a price which varies or may vary with the market price of the shares of our common stock, the holders of these warrants will have the right to substitute such variable price for the exercise price of their then in effect. In addition, these anti-dilution provisions provide that if the exercise price of the warrants decrease, then the number of shares of our common stock issuable upon exercise thereof will proportionally increase. See “Public Offering Warrants—Warrant Adjustment Provisions,” below, for more information regarding these anti-dilution provisions.
To the extent we trigger, or enter into any agreement or issue any security that would trigger, the anti-dilution provisions of these warrants, our stockholders may experience substantial dilution. For example, in October 2024, the per share exercise price of certain of these warrants was reduced to $2.25 and per share exercise price of the rest of these warrants was reduced to $2.08, and the aggregate number of shares of common stock issuable upon exercise of these warrants increased from approximately 3.3 million to approximately 7.4 million. See “Prospectus Summary—Recent Developments—Warrant Adjustments,” above, and “Public Offering Warrants,” below, for additional information.
The overhang represented by these warrants, coupled with their anti-dilution provisions, may make it more difficult for us to raise additional capital, because of the possible substantial dilution to any new purchaser of our securities and the ability of holders of these warrants to enter into short sales of our stock. Any potential new purchaser of our securities may choose to value our common stock in such a manner that takes into account the number of shares of our common stock that would be outstanding immediately following the exercise of all these warrants.
The exercise of our outstanding warrants and options as well as the issuance of shares pursuant to future equity awards under our stock incentive plan may result in significant dilution to our stockholders.
As of June 30, 2024, we had outstanding warrants to purchase up to approximately 16.8 million shares of our common stock at a weighted average exercise price of $4.65 per share, outstanding options to purchase up to approximately 4.1 million shares of our common stock at a weighted average exercise price of $4.80 per share and approximately 38,650 shares of our common stock remained available for future issuance under our stock incentive plan. The exercise of a significant portion of our outstanding warrants and options and the issuance of shares of our common stock pursuant to future equity awards under our stock incentive plan may result in significant dilution to our stockholders.

Risk Related to our Business

We may need additional funding, and we cannot guarantee that we will find adequate sources of capital in the future.

We have incurred negative cash flows from operations since inception and have expended, and expect to continue to expend, substantial funds to support and grow our business. We may require additional funds before we are able to generate enough cash flows to fund our operations and meet our obligations. Additionally, if we add more health plans than we anticipate, increase the size of the outreach pool by more than we anticipate, decide to invest in new products or seek out additional growth opportunities, or in order to provide liquidity for an extended period of losses, we would consider raising additional capital.

As of the date of this prospectus, the aggregate principal amount of senior secured convertible promissory notes issued under the Keep Well Agreement is $10.0 million, $8.0 million of which are represented by Demand Notes and are payable upon demand of Acuitas at any time after August 30, 2025, and $2.0 million of which is payable on May 14, 2026, unless it becomes due and payable in full earlier, whether by acceleration or otherwise. If Acuitas were to demand that all or a significant portion of the Demand Notes be paid in August 2025 and if we did not have sufficient excess capital to repay the amounts due, it would have a material adverse effect on our business and raise substantial doubt about our ability to continue as a going concern and adversely impact our ability to meet our obligations as they become due.

We may seek to raise additional capital through equity or debt financings, however, when we can affect such financings and how much capital we can raise depends on a variety of factors, including, among others, market conditions, the trading price of our common stock and our determination as to the appropriate sources of funding for our operations. There can be no assurance that other capital will be available when needed or that, if available, it will be obtained on terms favorable to us and our stockholders.

If we raise additional funds by issuing equity securities, such financing will result in further dilution to our stockholders. Any equity securities issued also may provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise funds by issuing debt securities, such securities would have rights, preferences and privileges senior to those of holders of our common stock, and the terms of the debt securities issued could impose significant restrictions on our operations.

We do not know whether additional funding will be available to us when needed on acceptable terms or at all. If adequate funds are not available or are not available on acceptable terms, we may need to downsize, curtail program development efforts or halt our operations altogether. There can be no assurance that any such financing will be available to us when needed on acceptable terms or at all.

PUBLIC OFFERING WARRANTS
Background
In a public offering we completed in November 2023, we issued shares of our common stock (or pre-funded warrants to purchase shares of our common stock) and warrants to purchase shares of our common stock. The warrants sold in that public offering accompanying the shares of common stock and pre-funded warrants are the Public Offering Warrants to which this prospectus relates.
The Public Offering Warrants have anti-dilution provisions, pursuant to which, simultaneously with any adjustment to their exercise price on or prior to June 20, 2027, the number of shares of common stock issuable upon exercise increases or decreases proportionally, such that the aggregate exercise price of the warrants, after taking into account the adjustment to their exercise price, will be equal to the aggregate exercise price before such adjustment. When originally issued, the Public Offering Warrants had an exercise price of $0.85 per share (or $12.75 after giving effect to the September 2024 reverse split), subject to adjustment in accordance with their terms. As a result of a series of transactions described below, as of the date of this prospectus, there are outstanding Public Offering Warrants to purchase 4,966,383 shares with an exercise price of $2.08 per share and to purchase 1,483,098 shares with an exercise price of $2.25 per share, in each case, subject to further adjustment in accordance with their terms. Assuming the exercise of all the Public Offering Warrants and that the exercise price is paid in cash, we will receive proceeds of $13.7 million. There can be no assurance that all or any portion of the Public Offering Warrants will be exercised.
March 2024 Adjustments
In March 2024, in connection with entering into the Sixth Amendment (see “Prospectus Summary—Recent Developments—Keep Well Agreement Funding,” above), we and each holder of the Public Offering Warrants entered into waivers, pursuant to which, among other things, such holder agreed to the following adjustments to the exercise price of their Public Offering Warrants then in effect: (i) the exercise price was reduced to $0.36 (or $5.40 after giving effect to the September 2024 reverse split) at the time we entered into the Sixth Amendment; (ii) if $0.36 was greater than the lowest volume weighted average price, or VWAP, of our common stock on any trading day during the five trading day period immediately following the public announcement of us entering into the Sixth Amendment (the “Restricted Transaction Measuring Period”), then the exercise price would be further reduced to the lowest VWAP on any trading day during the Restricted Transaction Measuring Period; and (iii) if any senior secured promissory note issued under the Keep Well Agreement is converted into shares of our common stock at a conversion price less than the exercise price of the Public Offering Warrants then in effect, after giving effect to the preceding clauses (i) and (ii) and any adjustments pursuant to the terms of the Public Offering Warrant (other than Section 3(b) thereof), then the exercise price will be further reduced to such conversion price at such time of such conversion. As of the date of this prospectus, no senior secured promissory note issued under the Keep Well Agreement has been converted into shares of our common stock.
The lowest VWAP on any trading day during the Restricted Transaction Measuring Period was $0.3442 (or $5.163 after giving effect to the September 2024 reverse split). Accordingly, the per share exercise price of the Public Offering Warrants was reduced to $0.3442 (or $5.163 after giving effect to the September 2024 reverse split), which was subject to further adjustment in accordance with the terms of the waivers and the Public Offering Warrants, and simultaneous with such reduction to the exercise price, the number of shares of common stock issuable upon exercise was increased proportionally, such that the aggregate exercise price of the warrants, after taking into account the adjustment in the exercise price, was equal to the aggregate exercise price before the adjustment in the exercise price. The additional shares issuable upon exercise of the Public Offering Warrants resulting from the foregoing adjustment were registered under our registration statement on Form S-1 (file no. 333-278848) declared effective on April 30, 2024.
October 2024 Adjustments
Under the terms of the Public Offering Warrants, in addition to customary adjustments to their exercise price and the number of shares of common stock issuable upon exercise resulting from the September 2024 reverse split, in the event of a stock dividend, stock split, reorganization or similar event affecting our common stock, if the Event Market Price (as defined below) is less than the exercise price then in effect (after giving effect to the customary adjustments thereto as a result of the applicable event), then, on the 16th trading day immediately following the applicable event, the exercise price is reduced to the Event Market Price. “Event Market Price” means, with respect to any stock dividend, stock split, reorganization or similar event affecting our common stock, the quotient determined by dividing (x) the sum of the volume weighted average price of our common stock for each of the five lowest trading days during the 20 consecutive trading day period ending and including the trading day immediately preceding the 16th trading day after the date of such event, by (y) five.
On October 8, 2024, we and certain holders of the Public Offering Warrants entered into warrant amendments, pursuant to which, solely with respect to the September 2024 reverse split, the parties agreed to shorten the measuring period for determining the Event Market Price for the September 2024 reverse split so that it ended on the 11th trading day immediately following the September 2024 reverse split. As a result of the foregoing, the exercise price of the Public Offering Warrants of the holders that entered into the warrant amendments was reduced to $2.25 per share, which was the Event Market Price for the shortened period, and the aggregate number of shares of common stock issuable upon the unexercised portions of those warrants as of October 8, 2024 increased to 1,483,098.
With respect to the Public Offering Warrants held by parties that did not enter into the warrant amendments described above, the Event Market Price for the September 2024 reverse split was $2.08. As a result, the exercise price of those Public Offering Warrants outstanding on October 12, 2024 (which was the day immediately following the end of the measuring period for determining the Event Market Price for the September 2024 reverse split other than for the Public Offering Warrants held by parties that entered into the warrant amendments described above) was reduced to $2.08 per share and the aggregate number of shares of common stock issuable upon the unexercised portions of those warrants as of October 12, 2024 increased to 4,966,383.
After taking into account the cashless exercises of Public Offering Warrants that occurred since October 8, 2024, the aggregate number of shares of common stock issuable upon exercise of the Public Offering Warrants as of the date of this prospectus is 6,449,481, consisting of Public Offering Warrants to purchase 4,966,383 shares with an exercise price of $2.08 per share and 1,483,098 shares with an exercise price of $2.25 per share, in each case, subject to further adjustment in accordance with their terms.
Warrant Adjustment Provisions Generally
In addition to customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock, the exercise price of the Public Offering Warrants and the number of shares of common stock issuable upon exercise thereof are subject to adjustment upon the occurrence of the events described below.
•    Adjustment in May 2026. On May 14, 2026, the exercise price of the warrants will be reduced to the greater of (i) $2.376 per share and (ii) the lesser of (x) the then exercise price and (y) the lowest volume weighted average price of our common stock on any trading day during the five trading day period immediately before May 14, 2026.
•    Alternative Exercise Price Following Certain Issuances. If we issue or sell, or enter into any agreement to issue or sell, any common stock, common stock equivalents, or rights, warrants or options to purchase shares of our capital stock or common stock equivalents that are issuable or convertible into or exchangeable or exercisable for shares of our common stock at a price which varies or may vary with the market price of our common stock (excluding customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events), the holder will have the right, in its sole discretion, to substitute the variable price for the exercise price of its warrants.
•    Adjustment for Stock Combination Events. In the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock (a “Stock Combination Event”), if the Event Market Price (as defined below) is less than the exercise price of the warrants then in effect (after giving effect to customary adjustments thereto as a result of the event), then on the 16th trading day immediately following the Stock Combination Event, the exercise price of the warrants will be reduced to the Event Market Price. “Event Market Price” means, with respect to any Stock Combination Event, the quotient determined by dividing (x) the sum of the volume weighted average price of our common stock for each of the five lowest trading days during the 20 consecutive trading day period ending and including the trading day immediately preceding the 16th trading day after the date of such Stock Combination Event, by (y) five.
•    Adjustment Upon Restricted Investor Subsequent Placement. If at any time prior to June 20, 2027, we (1) grant, issue or sell (or enter into any agreement to grant, issue or sell) any shares of common stock, non-convertible indebtedness and/or common stock equivalents to Acuitas that results in a reduction of the exercise price in accordance with the terms of the warrants, or (2) consummate (or enter into any agreement with respect to) any other financing with Acuitas (any transaction described in clause (1) or (2), other than certain exempt issuances, a “Restricted Transaction”) and the exercise price of the warrants is greater than the lowest volume weighted average price of our common stock on any trading day during the five trading day period immediately following the public announcement of such Restricted Transaction, then the exercise price of the warrants will be reduced to the lowest volume weighted average price on any trading day during such five trading day period.
•    Adjustment for Dilutive Issuances. If we issue (or enter into any agreement to issue or are deemed to have issued) any shares of our common stock or common stock equivalents, excluding certain exempt issuances, for a consideration per share less than the exercise price of the warrants in effect immediately prior to such issuance or deemed issuance, then the exercise price of the warrants will be reduced to an amount equal to the consideration per share at which the common stock or common stock equivalents were issued or deemed issued.
•    Adjustment to Number of Shares Issuable Upon Exercise. Simultaneously with any adjustment to the exercise price on or prior to June 20, 2027, the number of shares of common stock issuable upon exercise will be increased or decreased proportionally, such that the aggregate exercise price of the warrants, after taking into account the adjustment in the exercise price, will be equal to the aggregate exercise price before the adjustment in the exercise price.
In the event of a fundamental transaction, as described in the Public Offering Warrants and which generally includes any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, a holder of the Public Offering Warrants will be entitled to receive upon exercise thereof the kind and amount of securities, cash or other property that the holder would have received had it exercised the holder’s applicable warrant immediately prior to such fundamental transaction. Additionally, as more fully described in the Public Offering Warrants, in the event of certain fundamental transactions, the holder will be entitled to receive consideration in an amount equal to the Black Scholes Value (as defined in the warrants) of the warrants on the date of consummation of such transaction.
PLAN OF DISTRIBUTION
The shares of common stock underlying the Public Offering Warrants are being offered directly by the Company, without an underwriter, and the holders of the Public Offering Warrants may purchase the shares of common stock directly from the Company, by exercising such warrants.
USE OF PROCEEDS
Assuming the exercise of all the Public Offering Warrants and that the exercise price is paid in cash, we will receive proceeds of $13.7 million. There can be no assurance that all or any portion of the Public Offering Warrants will be exercised or, if exercised, that the exercise price therefor is paid in cash.
We will retain broad discretion over the use of the proceeds from this offering. We currently intend to use such proceeds for general corporate purposes, which may include working capital. Pending the use of proceeds, we plan to invest the proceeds in marketable securities, short-term interest-bearing investment-grade securities, certificates of deposit or government securities.
DESCRIPTION OF OUR COMMON STOCK
Our authorized capital stock consists of 550,000,000 shares, consisting of 500,000,000 shares of common stock, $0.0001 par value per share and 50,000,000 shares of preferred stock, $0.0001 par value per share.
As of October 11, 2024, there were 4,217,842 shares of common stock outstanding.
Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our amended and restated certificate of incorporation, as amended, and our amended and restated bylaws do not provide for cumulative voting rights.

Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.
Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock.
The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that are outstanding, including the Series A Preferred Stock, or that we may designate and issue in the future.
All of our outstanding shares of common stock are fully paid and nonassessable.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of October 11, 2024 (the “Measurement Date”) for (a) each stockholder known by us to own beneficially more than 5% of our common stock (b) our named executive officers, (c) each of our directors, and (d) all of our current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of the Measurement Date pursuant to the exercise of options or warrants or the conversion of convertible notes to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in the footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 4,217,842 shares of common stock outstanding on the Measurement Date.

			Total
		Shares	common
	Common	beneficially	stock	Percent
	stock	owned	beneficially	of
Name of beneficial owner (1)	owned	(2)	owned	class
5% or Greater Stockholder
Acuitas Group Holdings, LLC (3)	1,937,613	46,021,155	47,958,768	95.5%

Directors and Named Executive Officers:
Terren S. Peizer (3)(4)	1,937,613	46,021,155	47,958,768	95.5%
Michael E. Sherman	173	22,154	22,327	*
Richard A. Berman	—	16,291	16,291	*
James M. Messina	—	13,917	13,917	*
Brandon H. LaVerne	491	4,772	5,263	*
Mary Louise Osborne	693	3,527	4,220	*
James J. Park	214	2,486	2,700	*

All current directors and executive officers as a group (7 persons)	1,571	63,147	64,718	1.5%

_____________

*	Less than 1%.
(1)	Except as set forth below, the mailing address of all individuals listed is c/o Ontrak, Inc., 333 S. E. 2nd Avenue, Suite 2000, Miami, FL, 33131.
(2)	Numbers in this column represent shares of common stock that may be acquired within 60 days of the Measurement Date pursuant to the exercise or conversion of outstanding securities.
(3)	Acuitas Group Holdings, LLC (“Acuitas”) is a limited liability company 100% owned by Terren S. Peizer. Total common stock beneficially owned consists of: (i) 1,937,613 shares of common stock; (ii) an aggregate of 34,910,035 shares of common stock issuable upon exercise of outstanding warrants; (iii) an aggregate of 5,555,560 shares of common stock issuable upon conversion of senior secured convertible notes (assuming the conversion of the entire principal amounts thereof at a conversion price equal to $1.80 per share and all accrued and unpaid interest thereon is paid in cash), and (iv) 5,555,560 shares of common stock issuable upon exercise of a warrant that would be issued in connection with the conversion of all of the amounts owed under the notes referenced in clause (iii). The address for Acuitas and Mr. Peizer is 200 Dorado Beach Drive, #3831, Dorado, Puerto Rico, 00646.
(4)	Former Chairman of the Board and Chief Executive Officer.
LEGAL MATTERS
The validity of the issuance of the shares of common stock offered by us in this offering will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, San Diego, California.
EXPERTS
The consolidated balance sheets of Ontrak, Inc. and Subsidiaries as of December 31, 2023 and 2022, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus or incorporated by reference into this prospectus concerning the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, of which this prospectus forms a part, please see the copy of the contract or document that has been filed. Each statement in this prospectus or incorporated by reference into this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from commercial document retrieval services and from the SEC’s website at http://www.sec.gov.
We maintain a website at www.ontrakhealth.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not part of, this prospectus.
INCORPORATION OF DOCUMENTS BY REFERENCE
This prospectus is part of the registration statement, but the registration statement includes and incorporates by reference additional information and exhibits. The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than providing such information in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information in documents that we file later with the SEC will automatically update and supersede the information that is either contained in, or incorporated by reference into, this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We incorporate by reference the documents listed below (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K) that we have filed with the SEC (File No. 001-31932):

●	our annual report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 16, 2024;
●	our quarterly reports on Form 10-Q, filed with the SEC on each of May 15, 2024 and August 14, 2024;
●	our current reports on Form 8-K, filed with the SEC on each of March 28, 2024, April 8, 2024, May 21, 2024, September 13, 2024, September 19, 2024, October 8, 2024, and October 15, 2024;
●	our definitive proxy statement on Schedule 14A, filed with the SEC on July 29, 2024; and
●
the description of our common stock set forth in the Registration Statement on Form 8-A12B filed on April 21, 2017, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished with such reports related to such items, unless such current report expressly provides to the contrary, and other portions of documents that are furnished, but not filed, pursuant to applicable rules promulgated by the SEC) that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of the registration statement of which this prospectus forms a part and prior to the termination of this offering, and such documents will become a part of this prospectus from the date that such documents are filed with the SEC.
We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the reports or documents incorporated by reference in this prospectus, including any exhibits specifically incorporated by reference in any such reports or documents, but not delivered with this prospectus. You should direct any requests for reports or documents to:
Ontrak, Inc.
333 S. E. 2nd Avenue, Suite 2000
Miami, FL 33131
Phone: (310) 444-4300
You also may access the reports and documents on our website at http://www.ontrakhealth.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).
Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of the registration statement of which this prospectus forms a part to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of the registration statement of which this prospectus forms a part, except as so modified or superseded.

Up to 6,449,481 Shares of Common Stock
Underlying Outstanding Warrants

Ontrak, Inc.

PROSPECTUS

October 29, 2024